UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response....38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 29, 2006

Golf Trust of America, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 North Adger’s Wharf, Charleston, SC		29401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(843) 723-4653

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 29, 2006, Golf Trust of America, Inc. (the “Company”) executed a letter (the “Letter Amendment”) with Scott D. Peters, the Company’s Chief Financial Officer and Secretary, extending the fixed Date of Termination of the Modified Schedule of Mr. Peter’s employment pursuant to the Fourth Amended and Restated Employment Agreement between Mr. Peters and the Company (the “Employment Agreement”) from September 30, 2006 to April 30, 2007. As a result of the Letter Agreement, Mr. Peter’s employment will be terminated at April 30, 2007, unless earlier terminated by the Company or by Mr. Peters for Good Cause (as defined in the Employment Agreement). The Employment Agreement remains in full force and effect, except as expressly modified or amended by the Letter Amendment.

The Letter Agreement also provides that the Company shall pay to Mr. Peters the remaining $82,615 balance of the performance milestone described in Section 4.A.(a) of the Employment Agreement, plus accrued interest, no later than April 30, 2007 or the earlier termination of his employment pursuant to Section 5.A. of the Employment Agreement.

A copy of the Letter Amendment is included as Exhibit 10.33.3 to this Current Report on Form 8-K and is incorporated herein by reference.  The foregoing description of the Letter Amendment is qualified in its entirety by the contents of the Letter Amendment.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.33.3	Letter Agreement, dated September 29, 2006, amending the fourth amended and restated employment agreement of Scott D. Peters

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF TRUST OF AMERICA, INC.
(Company)

October 2, 2006	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.33.3	Letter Agreement, dated September 29, 2006, amending the fourth amended and restated employment agreement of Scott D. Peters